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                                   EXHIBIT 2.1

                              ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into this 31st day of March, 2003 by and among Scores Holding Company, Inc., a Utah corporation with its principal place of business at 533-535 West 27th Street, New York, NY 10001 ("SCORES"), Go West Entertainment, Inc, a New York corporation with its principal place of business at 533-535 West 27th Street, New York, NY 10001 ("Go West") and the SCORES shareholders listed on Exhibit A attached hereto and made a part hereof (singly and collectively referred to herein as the "Shareholders").

                                    PREAMBLE

     WHEREAS, Go West has authorized capital stock consisting of twenty-five million (25,000,000) shares of common stock, $.001 par value per share and five million (5,000,000) shares of preferred stock, $.001 par value per share of which seven million five hundred thousand (7,500,000) shares of Common Stock are issued and outstanding, all of which are owned and held by SCORES (the "Go West Shares"); and

     WHEREAS, the Shareholders are the owners and holders of ten million (10,000,000) shares of the outstanding common stock of SCORES (the "SCORES Shares"); and

     WHEREAS, SCORES desires to acquire the SCORES Shares in exchange for the Go West Shares, and the Shareholders similarly desire to make such exchange (the "Share Exchange"); and

     NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the parties intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:

                                    ARTICLE 1
                   EXCHANGE OF SHARES AND ANTIDILUTION SHARES

     Subject to the conditions hereinafter set forth, SCORES hereby agrees to transfer and deliver the Go West Shares to the Shareholders, and the Shareholders agree to

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transfer and deliver the SCORES Shares to SCORES. The Go West Shares shall be delivered equally to the Shareholders, unless they agree otherwise. The SCORES Shares shall be held in treasury or cancelled as determined by the Board of Directors of SCORES.

     As additional consideration for the Shareholders entering into this Agreement, agreeing to the Share Exchange, and assuming all of the risks and liabilities inherent in owning all of the outstanding capital stock of Go West, SCORES agrees that, for a period of eighteen (18) months following the Closing (as herein defined), in the event any additional shares of the common stock or any other common stock equivalent of SCORES are issued to any other entity or individual other than to the Shareholders or their nominees, whether or not for value, services or on exercise, conversion or redemption of any outstanding options, warrants, convertible debt, convertible securities or other contractual obligations or commitments, then SCORES shall issue to the Shareholders or their nominees, that number of shares, without additional consideration, so that the number of shares that the shareholders or their nominees owns shall remain sixty three and 6/10 percent (63.6%) of the issued and outstanding common stock of SCORES (the "Antidilution Shares"), determined by disregarding any transfers made by the Shareholders during the eighteen (18) months period following the Closing. Unless otherwise agreed to by the Shareholders, the Antidilution Shares shall be allocated as follows: forty six percent (46%) to Richard Goldring; eight and 8/10 percent (8.8%) to Elliot Osher; and eight and 8/10 percent (8.8%)to William Osher. If SCORES does not simultaneously issue the Antidilution Shares to the Shareholders or their nominees upon issuance of any such securities to other parties, the Shareholders shall be deemed to own the corresponding Antidilution Shares without any further action by SCORES . SCORES acknowledges that this provision is a key component of the Shareholders agreement hereunder which cannot be reasonably compensated by damages and shall be subject to specific performance upon any action brought by the Shareholders. The Antidilution Shares, upon issuance, shall be fully paid, validly issued and non-assessable.

                                    ARTICLE 2
                                     CLOSING

     The exchange of the SCORES Shares for the Go West Shares (the "Share Exchange") shall take place at the offices of Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017, or such other place as the parties may mutually agree (the "Closing"). The Closing shall take place as soon as practicable after the execution of this Agreement, but in all events not later than five (5) business days from the date hereof, unless mutually extended by the parties. The date on which the Closing occurs is referred to herein at the Closing Date. At the Closing:

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     (1) SCORES shall tender to the Shareholders certificates representing all of Go West's authorized, issued and outstanding capital stock, duly executed and in proper form for transfer to the Shareholders, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to the Shareholders, in compliance with all applicable laws. Unless otherwise agreed by the Shareholders, they shall own the Go West Shares in equal amounts;

     (2) The Shareholders shall tender to SCORES certificates representing an aggregate of ten million (10,000,000) SCORES Shares and such other items as shall be required to convey such stock to SCORES in compliance with all applicable laws;

     (3) SCORES and Go West shall execute and deliver the License Agreement of even date herewith granting a licence by SCORES to Go West to use the "SCORES" trademarks at its adult entertainment club;

     (4) Go West shall enter into and deliver to SCORES the Secured Promissory Note for $1,636,264.08 annexed hereto as Exhibit A;

     (5) SCORES shall execute and deliver to Richard Goldring the Employment Agreement annexed hereto as Exhibit B;

     (6) Go West shall execute and deliver to Richard Goldring the Employment Agreement annexed hereto as Exhibit C;

     (7) Go West shall execute and deliver to Elliot Osher the Employment Agreement annexed hereto as Exhibit D; and

     (8) Go West shall execute and deliver to William Osher the Employment Agreement annexed hereto as Exhibit E.

     The Closing shall occur only when each and every one of the foregoing items has taken place or has occurred.

                                    ARTICLE 3
                           EXEMPTION FROM REGISTRATION

     SCORES hereby represents, warrants, covenants and acknowledges that:

          (1) The SCORES Shares are being issued to it without registration under the provisions of Article 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to exemptions provided pursuant to Article 4(2) thereof;

          (2) All of the certificates for the SCORES Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such SCORES Shares are either registered under the provisions of Article 5 of the Act and under applicable state securities laws, an opinion of legal counsel, in form and substance satisfactory to legal counsel to SCORES, is provided certifying

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     that such registration is not required as a result of applicable exemptions therefrom or such SCORES Shares are cancelled;

          (3) SCORES's transfer agent shall be instructed not to transfer any of the SCORES Shares unless SCORES advises it that such transfer is in compliance with all applicable laws;

          (4) SCORES is acquiring the SCORES Shares for investment purposes only, and not with a view to further sale or distribution; and

          (5) SCORES has been given and had access to all books, records and financial statements of Go West and has fully and completely questioned Go West's officers and directors to its satisfaction as to all matters it deemed pertinent.

     The Shareholders hereby represent, warrant, covenant and acknowledge that:

          (6) The Go West Shares are being transferred without registration under the provisions of Article 5 of the Act pursuant to exemptions provided pursuant to Article 4(2) thereof;

          (7) The certificates for the Go West Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Go West Shares are either registered under the provisions of Article 5 of the Act and under applicable state securities laws, or such registration is not required as a result of applicable exemptions therefrom;

          (8) The Shareholders shall not transfer any of the Go West Shares except in compliance with all applicable laws;

          (9) The Shareholders are acquiring the Go West Shares for investment purposes only and not with a view to further sale or distribution; and

          (10) The Shareholders and their advisors have been given and had access to all reports filed by SCORES with the Securities and Exchange Commission and have examined all of SCORES's books, records and financial

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     statements and fully and completely questioned SCORES's officers and directors to their satisfaction as to all matters they deemed pertinent.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF GO WEST AND SCORES

     Go West and SCORES hereby represent and warrant to the Shareholders as follows:

(1) Go West and SCORES are corporations duly organized, validly existing, and in good standing under the laws of the States of their incorporation, and have the legal capacity and all necessary corporate authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

     (2) At the Closing, Go West shall have good and marketable title to all of its assets free and clear of all liens, claims, charges, and any other encumbrances. These assets will include (i) a license agreement with SCORES granting Go West the right to use the "Scores" name in New York City for an unlimited number of adult entertainment clubs; and (ii) a lease for a facility at 533-535 West 27th Street, New York, NY from which Go West intends to operate an adult entertainment club utilizing the "Scores" name.

     (3) At the Closing, Go West shall have no liabilities other than those liabilities incurred in the ordinary course of business.

     (4) The Go West Shares represent all of Go West's issued and outstanding capital stock. At the Closing, Go West shall have no outstanding subscriptions, options, warrants, or other convertible securities that could result in an obligation to issue additional capital stock of Go West;

     (5) This Agreement has been duly authorized, executed and delivered by Go West and SCORES and constitutes a legal, valid and binding obligation of Go West and SCORES, enforceable against Go West and SCORES in accordance with its terms;

     (6) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Go West or

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SCORES of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of Go West or SCORES, or any material agreement or instrument to which Go West or SCORES is a party, or by which they or any of their properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Go West or SCORES or their properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Go West or SCORES is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by Go West or SCORES of their obligations hereunder;

     (7) There is no litigation or proceeding pending or, to the best knowledge of Go West and SCORES, threatened, against Go West or SCORES or the property of Go West or SCORES which would have any effect on the validity or performance of this Agreement;

     (8) Go West and SCORES are aware that the SCORES Shares have not been registered under the Act and may not be transferred or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available.

     (9) SCORES is purchasing the SCORES Shares for its own account for investment purposes and not with a view to "distribute" the SCORES Shares as that term is defined in the Act;

     (10) SCORES has been provided with any and all written information and materials concerning Go West, and its business which it has requested and has had the opportunity to conduct and has conducted its own due diligence in connection with the Share Exchange set forth herein;

     (11) Neither SCORES nor Go West, nor any person acting on behalf of SCORES or Go West, has offered, offered to sell, offered for sale or sold the Go West Shares to the Shareholders by means of any form of general public solicitation or advertising;

     (12) Go West has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and Go West is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Go West;

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     (13) There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Go West, which might result in a material adverse change in the future financial condition or operations of Go West;

     (14) No transactions have been entered into either by or on behalf of Go West, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of Go West, nor will any such transactions be entered into prior to the Closing;

     (15) Go West does not have any subsidiaries;

     (16) SCORES owns the Go West Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the Go West Shares to the Shareholders at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances; and

     (17) Go West shall comply, at Go West's expense, with all Federal, state and local stock transfer tax requirements.

                                    ARTICLE 5
          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

     The Shareholders hereby represent and warrant to SCORES as follows:

     (1) This Agreement has been duly authorized, executed and delivered by the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders enforceable against the Shareholders in accordance with its terms;

     (2) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by the Shareholders, of any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of the Shareholders, or any material agreement or instrument to which any of the Shareholders is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over the Shareholders or the Shareholders properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which the Shareholders is a

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party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by the Shareholders of their obligations hereunder;

     (3) There is no litigation or proceeding pending or, to the best knowledge of the Shareholders, threatened, against the Shareholders which would have any material effect on the validity or performance of this Agreement;

     (4) The Shareholders owns the SCORES Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the SCORES Shares to SCORES at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances; and

     (5) Each of the Shareholders has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the purchase of the Go West Shares and making an informed investment decision with respect thereto, has evaluated the merits and risks of the purchase of the Go West Shares, and is able to bear the economic risk of purchasing the Go West Shares.

                                    ARTICLE 6
                                     NOTICE

     All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when received if sent by fax or overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     To SCORES:          Scores holding Company, Inc.
                         533-535 West 27th Street
                         New York, NY 10001
                         Telephone:  (212) 421-8480
                         Facsimile:   (212) 421-8357

     with a copy to:     Kaplan Gottbetter & Levenson, LLP
                         630 Third Avenue
                         New York, NY 10017
                         Telephone:  (212) 983-6900
                         Facsimile:   (212) 983-9210

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     To the
     Shareholders or
     Go West:            Go West Entertainment, Inc.
                         533-535 West 27th Street
                         New York, NY 10001
                         Telephone:  (212) 421-8480
                         Facsimile:   (212) 421-8357

                                    ARTICLE 7
                                  MISCELLANEOUS

     (1) Each of SCORES, Go West and the Shareholders agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

     (2) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, unless otherwise agreed.

     (3) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws of principles and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in New York, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in the State and County of New York.

     (4) The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     (5) This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement.

     (6) This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

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     (7) This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the parties hereto.

     (8) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other parties shall be void and of no effect.

     (9) In the event any party breaches the terms of this Agreement, the non-breaching parties shall be entitled to the recovery of their attorney's fees and other professional costs and fees incurred in enforcing their rights hereunder.

     (10) This writing constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. Neither party is relying on any representation or statement not contained in this writing. This Agreement supercedes and cancels any prior agreements relating to the subject matter contained herein.

                         [Signatures on following page]

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.

SCORES HOLDING COMPANY, INC.

By:      ------------------------------------------------

Name:    ------------------------------------------------

Title:   ------------------------------------------------

GO WEST ENTERTAINMENT, INC.

By:      ______________
Name:    Richard Goldring
Title:   President

THE SHAREHOLDERS:

---------------------------------------------------------
Name: Richard Goldring

---------------------------------------------------------
Name: Elliot Osher

---------------------------------------------------------
Name: William Osher

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                                    EXHIBIT A

                              LIST OF SHAREHOLDERS

-------------------------------------- ---------------------------------------
                                                     NUMBER OF
                NAME                               SCORES SHARES
                                                       OWNED
-------------------------------------- ---------------------------------------
Richard Goldring                                                    3,333,334
-------------------------------------- ---------------------------------------
Elliot Osher                                                        3,333,333
-------------------------------------- ---------------------------------------
William Osher                                                       3,333,333
-------------------------------------- ---------------------------------------

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